Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188355 on Form S-3 and Registration Statement Nos. 333-58298, 333-129152, 333-147448, 333-161459, 333-168588 and 333-183142 on Form S-8 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of Belmond Ltd. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adoption of ASU 2015-03 and the prospective adoption of ASU2015-17), and the effectiveness of Belmond Ltd. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Belmond Ltd. and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte LLP

London, England
February 25, 2016